Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended March 31, 2013

OPERATING HIGHLIGHTS

•	Raising guidance due to completion of Online Resources acquisition

•	Sales bookings, net of term extensions, up 19%, or 10% excluding Online Resources

•	Operating free cash flow of $34 million, versus $4 million last year

•	60 month backlog now above $3 billion, including Online Resources

(NAPLES, FL — May 2, 2013) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended March 31, 2013. Management will host a conference call at 8:30 am EST to discuss these results as well as 2013 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 37077453. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“ACI accomplished a great deal during Q1, including completing the acquisition of Online Resources,” said Chief Executive Officer Philip Heasley. “This transaction adds electronic bill payment to our payments capabilities, which will help us provide highly valued functionality to our financial institution customers. Additionally, our new sales bookings, net of term extensions were solid, growing 19% over last year, or roughly 10% excluding Online Resources’ contribution. We are excited and confident about the remainder of 2013. Our ability to provide increased value to our customers and growth to our investors has never been better.”

FINANCIAL SUMMARY

Online Resources Acquisition

ACI completed the acquisition of Online Resources on March 11, 2013 and our first phase of cost savings initiatives is substantially complete. Following these efforts, we expect to generate $19.5 million in annual cost synergies, of which $12 million should be realized in 2013. The acquisition adds a full-service electronic bill payment platform to our suite of products, a fast growing Biller Direct business and a significant base of biller connections that can be leveraged through innovation, technology and cost efficiencies.

Updated Outlook

We are increasing our FY 2013 guidance to account for the recently completed Online Resources acquisition. We now expect FY 2013 non-GAAP revenue to be between $895 and $915 million, non-GAAP operating income of between $170 and $180 million and adjusted EBITDA of between $266 million and $276 million. In addition, we expect revenue in the first half of 2013 to represent roughly 41-42% of our full year total. While this is slightly lower than our historical average, our strong pipeline and our visibility into the timing of implementations provide us comfort with this full year guidance. Online Resources’ recurring revenue will slightly moderate our historic seasonality.

Financial Results for Q1

Q1 non-GAAP revenue was $163 million, an increase of $21 million, or 15%, over Q1 2012. GAAP revenue of $162 million was an increase of $24 million from Q1 of 2012. The increase was due to contribution from both Online Resources and a full quarter of S1, offset by a $15 million decline in non-recurring revenue, split between incidental capacity and “go-live” events. Monthly recurring revenue grew to $119 million, up $30 million, or $8 million excluding Online Resources and incremental S1 contribution. This represented 73% of total revenue in the quarter.

New sales bookings, net of term extensions, which is the key driver of our growth, was up 19% in the quarter, or 10% excluding the contribution from Online Resources. Our 60-month backlog increased by $671 million, after adjusting for foreign currency fluctuations, of which $660 million was due to Online Resources. Our 12 month backlog increased $154 million, after adjusting for foreign currency fluctuations, of which $138 million was due to Online Resources.

Due primarily to the decline in non-recurring revenue, non-GAAP operating income was $4 million, or $14 million below last year’s number. Consolidated GAAP operating loss was $4 million for the quarter, versus a loss of $2 million last year. Adjusted EBITDA of $22 million was $9 million below last year’s $31 million. Non-GAAP net income was $3 million, or $0.07 per diluted share, in Q1 2013, versus non-GAAP net income per diluted share of $0.28 last year. GAAP net loss was $2 million, or ($0.05) per diluted share, for both Q1 2013 and Q1 2012.

We ended the quarter with $112 million in cash on hand, up from $76 million as of December 31, 2012. We ended the quarter with a debt balance of $671 million. Our consolidated billed and unbilled receivable balance declined $35 million during the quarter, excluding the addition of Online Resources. Operating free cash flow (“OFCF”) for the quarter was $34 million, up $30 million from $4 million in Q1 of last year.

End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 1,750 financial institutions, retailers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com or on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

Non-GAAP Financial Measures

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2013 GAAP	Adjustments	2013 Non-GAAP	2012 GAAP	Adjustments	2012 Non-GAAP	$ Diff	% Diff
Revenues: (2)
Total revenues	$161,997	$1,134	$163,131	$137,625	$4,300	$141,925	$21,206	15%

Expenses:
Cost of software license fees	5,918	—	5,918	4,932	—	4,932	986	20%
Cost of maintenance, services and hosting fees	61,871	—	61,871	40,891	—	40,891	20,980	51%
Research and development	37,149	—	37,149	30,933	—	30,933	6,216	20%
Selling and marketing	25,074	—	25,074	20,698	—	20,698	4,376	21%
General and administrative (3)	25,037	(6,597)	18,440	34,362	(14,970)	19,392	(952)	-5%
Depreciation and amortization	10,957	—	10,957	7,422	—	7,422	3,535	48%

Total expenses	166,006	(6,597)	159,409	139,238	(14,970)	124,268	35,141	28%

Operating income (loss)	(4,009)	7,731	3,722	(1,613)	19,270	17,657	(13,935)	-79%
Other income (expense):
Interest income	131	—	131	249	—	249	(118)	-47%
Interest expense	(3,897)	—	(3,897)	(1,891)	—	(1,891)	(2,006)	106%
Other, net	3,165	—	3,165	878	—	878	2,287	260%

Total other income (expense)	(601)	—	(601)	(764)	—	(764)	163	-21%

Income (loss) before income taxes	(4,610)	7,731	3,121	(2,377)	19,270	16,893	(13,772)	-82%
Income tax expense (4)	(2,444)	2,706	262	(555)	6,745	6,190	(5,928)	-96%

Net income (loss)	$(2,166)	$5,025	$2,859	$(1,822)	$12,526	$10,704	$(7,844)	-73%

Depreciation	3,764	—	3,764	2,673	—	2,673	1,091	41%
Amortization—acquisition related intangibles	3,842	—	3,842	2,280	—	2,280	1,562	69%
Amortization—acquisition related software	2,993	—	2,993	2,532	—	2,532	461	18%
Amortization—other	3,587	—	3,587	2,710	—	2,710	877	32%
Stock-based compensation	3,950	—	3,950	5,618	(2,400)	3,218	732	23%

Adjusted EBITDA	$14,127	$7,731	$21,858	$14,200	$16,870	$31,070	$(9,212)	-30%

Earnings (loss) per share information
Weighted average shares outstanding
Basic	39,465	39,582	39,582	36,707	36,707	36,707
Diluted	39,465	40,255	40,255	36,707	38,005	38,005
Earnings (loss) per share
Basic	$(0.05)	$0.13	$0.07	$(0.05)	$0.34	$0.29	$(0.22)	-75%
Diluted	$(0.05)	$0.12	$0.07	$(0.05)	$0.33	$0.28	$(0.21)	-75%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for deferred revenue that would have been recognized in the normal course of business by S1 and ORCC but was not recognized due to GAAP purchase accounting requirements.
(3)	One-time expense related to the acquisitions of ORCC and S1, including, $1.9 million for employee related actions, $2.5 million for ORCC acquisition fees and $2.2 million for other professional fees in 2013 and $7.4 million for employee related actions, $2.4 million for accelerated stock compensation, $4.1 million for S1 acquisition fees, and $1.1 million for other professional fees in 2012.
(4)	Adjustments tax effected at 35%.

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measure indicated in the tables, which exclude certain business combination accounting entries and expenses related to the acquisition of S1 and Online Resources, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•

Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•

Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and one-time expense related to the acquisitions. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•

Adjusted EBITDA: net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and one-time expense related to the acquisitions. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility disclosures, net after-tax payments associated with acquisition related transaction costs, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

	Quarter Ended March 31,
Reconciliation of Operating Free Cash Flow (millions)	2013	2012
Net cash provided (used) by operating activities	$34.9	($12.6)
Net after-tax payments associated with employee-related actions	1.5	0.6
Net after-tax payments associated with lease terminations	0.1	—
Net after-tax payments associated with acquisition related transaction costs	4.9	7.7
Net after-tax payments associated with cash settlement of S1 options	—	10.2
Net after-tax payments associated with IBM IT Outsourcing Termination	1.9	—
Net after-tax payments associated with IBM IT Outsourcing Transition	—	0.2
Less capital expenditures	(9.0)	(2.1)

Operating Free Cash Flow	$34.3	$4.0

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that Online Resources’ electronic bill payment capabilities will be highly valued by our financial institution customers; (ii) expectations that, following the acquisition of Online Resources, we will be better able to provide increased value to our customers and growth to our investors; (iii) expectations that we will generate $19.5 million in annual cost synergies, of which $12 million will be realized in 2013; (iv) expectations that revenue in the second half of 2013, as a percentage of full year revenue, will exceed our historical average due to our strong sales pipeline and the timing of implementations; and (v) expectations regarding 2013 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$112,484	$76,329
Billed receivables, net of allowances of $8,834 and $8,117, respectively	168,145	176,313
Accrued receivables	31,844	41,008
Deferred income taxes, net	69,347	34,342
Recoverable income taxes	4,120	5,572
Prepaid expenses	20,939	16,746
Other current assets	15,147	5,816

Total current assets	422,026	356,126

Property and equipment, net	49,342	41,286
Software, net	189,810	129,314
Goodwill	603,669	501,141
Other intangible assets, net	232,114	127,900
Deferred income taxes, net	20,120	63,370
Other noncurrent assets	40,235	31,749

TOTAL ASSETS	$1,557,316	$1,250,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40,003	$33,926
Accrued employee compensation	33,342	35,194
Current portion of term credit facility	50,000	17,500
Deferred revenue	148,909	139,863
Income taxes payable	4,732	3,542
Deferred income taxes, net	330	174
Accrued and other current liabilities	34,211	36,400

Total current liabilities	311,527	266,599

Noncurrent liabilities
Deferred revenue	56,456	51,519
Note payable under term credit facility	432,500	168,750
Note payable under revolving credit facility	188,000	188,000
Deferred income taxes, net	13,854	14,940
Other noncurrent liabilities	29,253	26,721

Total liabilities	1,031,590	716,529

Commitments and contingencies
Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 shares issued at March 31, 2013 and December 31, 2012	232	232
Treasury stock, at cost, 6,769,149 and 7,159,023 shares at March 31, 2013 and December 31, 2012, respectively	(179,088)	(186,784)
Additional paid-in capital	531,248	534,953
Retained earnings	197,821	199,987
Accumulated other comprehensive loss	(24,487)	(14,031)

Total stockholders’ equity	525,726	534,357

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,557,316	$1,250,886

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Software license fees	$43,520	$50,910
Maintenance fees	58,634	43,735
Services	23,929	22,852
Software hosting fees	35,914	20,128

Total revenues	161,997	137,625

Expenses:
Cost of software license fees (1)	5,918	4,932
Cost of maintenance, services, and hosting fees (1)	61,871	40,891
Research and development	37,149	30,933
Selling and marketing	25,074	20,698
General and administrative	25,037	34,362
Depreciation and amortization	10,957	7,422

Total expenses	166,006	139,238

Operating loss	(4,009)	(1,613)
Other income (expense):
Interest income	131	249
Interest expense	(3,897)	(1,891)
Other, net	3,165	878

Total other income (expense)	(601)	(764)

Loss before income taxes	(4,610)	(2,377)
Income tax benefit	(2,444)	(555)

Net loss	$(2,166)	$(1,822)

Loss per share information
Weighted average shares outstanding
Basic	39,465	36,707
Diluted	39,465	36,707
Loss per share
Basic	$(0.05)	$(0.05)
Diluted	$(0.05)	$(0.05)

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income loss	$(2,166)	$(1,822)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	3,764	2,673
Amortization	10,422	7,522
Provision for doubtful accounts receivable	475	805
Deferred income taxes	(6,096)	3,223
Stock-based compensation expense	3,950	5,618
Excess tax benefit of stock options exercised	(1,308)	(1,936)
Other	1,044	(1,322)
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	30,671	21,988
Other current and noncurrent assets	(440)	(2,026)
Accounts payable	(9,215)	(543)
Accrued employee compensation	(12,281)	(28,412)
Accrued liabilities	(4,347)	(10,181)
Current income taxes	4,278	(12,189)
Deferred revenue	15,938	3,922
Other current and noncurrent liabilities	238	66

Net cash flows from operating activities	34,927	(12,614)

Cash flows from investing activities:
Purchases of property and equipment	(6,241)	(1,316)
Purchases of software and distribution rights	(2,764)	(776)
Acquisition of businesses, net of cash acquired	(264,202)	(270,948)

Net cash flows from investing activities	(273,207)	(273,040)

Cash flows from financing activities:
Proceeds from issuance of common stock	475	386
Proceeds from exercises of stock options	3,864	4,399
Excess tax benefit of stock options exercised	1,308	1,936
Repurchases of common stock	—	(6,241)
Repurchase of restricted stock and performance shares for tax withholdings	(5,520)	(2,237)
Proceeds from revolver portion of credit agreement	—	95,000
Proceeds from term portion of credit agreement	300,000	200,000
Repayment of term portion of credit agreement	(3,750)	(3,125)
Payments for debt issuance costs	(9,272)	(553)
Payment of acquired debt	(7,500)	—
Payments on debt and capital leases	(838)	(796)

Net cash flows from financing activities	278,767	288,769

Effect of exchange rate fluctuations on cash	(4,332)	867

Net increase in cash and cash equivalents	36,155	3,982
Cash and cash equivalents, beginning of period	76,329	197,098

Cash and cash equivalents, end of period	$112,484	$201,080